Exhibit (a)(5)

TRUSTEE AUTHORIZATION TO ESTABLISH

ADDITIONAL SERIES OF SHARES

OF THE TIAA-CREF LIFE FUNDS

In accordance with Section 4.9.2 of the Declaration of Trust of the TIAA-CREF Life Funds (the “Trust”), dated August 13, 1998, as amended, the undersigned trustees of the Trust hereby establish to following two additional separate and distinct series of shares of the Trust, which shares shall all be of one class:

Bond Fund

Money Market Fund

IN WITNESS WHEREOF, the Trustees of the Trust have executed this instrument as of the 19th day of February, 2003.

/s/ Martin L. Leibowitz	/s/ Maceo Sloan
Martin L. Leibowitz	Maceo Sloan

/s/ Martin J. Gruber
Martin J. Gruber	Robert W. Vishney

/s/ Nancy L. Jacob
Nancy L. Jacob

/s/ Bevis Longstreth
Bevis Longstreth

/s/ Stephen A. Ross
Stephen A. Ross

Nestor V. Santiago